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                                   EXHIBIT 99
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                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.O. BOX 1000
                              LITITZ, PA 17543-7000
                                 (717) 626-4721

FOR IMMEDIATE RELEASE:                                  Date:  December 27, 1999
Lititz. Pennsylvania


                         SUSQUEHANNA BANCSHARES, INC. TO
                   ACQUIRE VALLEY FORGE ASSET MANAGEMENT CORP.

     Susquehanna Bancshares, Inc., Lititz, Pennsylvania ("Susquehanna") (NASDAQ
NMS: SUSQ), announced that it has signed definitive agreements to acquire Valley Forge Asset Management Corp. ("VFAM"), a Pennsylvania asset management corporation registered both as a broker/dealer and as an investment advisor, and Valley Forge Investment Company, Inc. ("VFICO"), its parent corporation, in cash transactions.

     The acquisitions are subject to federal and state regulatory approval and other conditions, as well as the approval of the shareholders of VFAM and VFICO.

     VFAM is headquartered in King of Prussia, Pennsylvania. The firm provides investment advisory services for clients up and down the East Coast, and as far west as California. As of December 17, 1999, it had $843 million in assets under management. VFAM and its predecessors have provided investment advisory services to its clients since 1970.

     The acquisition, which is expected to be completed in the first quarter of 2000, will represent Susquehanna's first acquisition of an investment advisory services corporation and it will enable Susquehanna and its affiliates to offer a broader range of investment advisory, asset management and brokerage services to its customers.
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     Robert S. Bolinger, President and CEO stated, "This is another major step in accelerating Susquehanna's strategic direction of becoming a fully integrated financial services company and is a win-win for all parties. VFAM will gain access to Susquehanna's distribution system including trust, estate planning and estate administration for its clients; Susquehanna's customers will be offered additional investment opportunities from a provider with an excellent performance and client retention record; VFAM should be an important source of additional fee income for Susquehanna and the acquisition is expected to be accretive to earnings in the first year."

     Susquehanna Bancshares, Inc., is a multi-state financial services holding company composed of nine banks, one savings bank, a leasing company, a credit life reinsurance company and a trust and investment company with combined assets of approximately $4.3 billion. Through the 140 community banking offices of its subsidiaries, Susquehanna provides financial services through Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Williamsport National Bank, Williamsport, Pa.; First Capitol Bank, York, Pa.; First American National Bank of Pennsylvania, Everett, Pa.; Susque-Bancshares Leasing Co., Inc., Lititz, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; Susquehanna Trust & Investment Co., Lititz, Pa.; Susquehanna Bancshares South, Inc., parent of Susquehanna Bank, Towson, Maryland; and Susquehanna Bancshares East, Inc., parent of Equity Bank N.A., Marlton, New Jersey and Founders' Bank of Bryn Mawr, Pennsylvania.

     Investor information may be requested on our web-site at
http://www.susqbanc.com.
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For Further Information Contact:                    Robert S. Bolinger
                                                    President and CEO
                                                    SUSQUEHANNA BANCSHARES, INC.
                                                    (717) 626-4721